EXHIBIT 12.3

               SOUTHWESTERN ELECTRIC POWER COMPANY (CONSOLIDATED)
                       RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 2000
                            (Thousands Except Ratio)
                                   (Unaudited)



     Operating Income                                 $144,513

     Adjustments
        Income taxes                                    44,325
        Provision for deferred income taxes             (7,846)
        Deferred investment tax credits                 (4,544)
        Other income and deductions                     (2,462)
        Allowance for borrowed and equity funds
             used during construction                    2,352
        Interest portion of financing leases               224
                                                    ------------

               Earnings                               $176,562
                                                    ============


     Fixed Charges:
        Interest on long-term debt                     $38,496
        Interest on short-term debt and other           14,942
        Distributions on Trust Preferred Securities      8,662
        Interest portion of financing leases               224
                                                    ------------

               Fixed Charges                           $62,324
                                                    ============


     Ratio of Earnings to Fixed Charges                2.83
                                                    ============



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